CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-176976 on Form N-1A of our report dated September 23, 2025, relating to the financial statements and financial highlights of First Trust Equity Market Neutral ETF (formerly First Trust Merger Arbitrage ETF), a series of the First Trust Exchange-Traded Fund III, appearing in the Annual Report on Form N-CSR of First Trust Exchange-Traded Fund III for the year ended July 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 18, 2026